Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: April 27, 2021
Capital One Reports First Quarter 2021 Net Income of $3.3 billion, or $7.03 per share
First Quarter 2021 Net Income of $7.03 per share
McLean, Va. (April 27, 2021) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2021 of $3.3 billion, or $7.03 per diluted common share, compared with net income of $2.6 billion, or $5.35 per diluted common share in the fourth quarter of 2020, and with a net loss of $1.3 billion, or $3.10 per diluted common share in the first quarter of 2020.
“Strikingly strong credit drove another quarter of record earnings per share, and our investments to transform our technology and how we work are paying off,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “Our modern technology is powering our response to the pandemic, and putting us in a strong position for opportunities that emerge as sweeping digital change transforms banking.”
The quarter included the following notable item:

(Dollars in millions, except per share data)	Pre-Tax Impact	Diluted EPS Impact
Equity investment loss	$(75)	$(0.12)
All comparisons below are for the first quarter of 2021 compared with the fourth quarter of 2020 unless otherwise noted.
First Quarter 2021 Income Statement Summary:
•Total net revenue decreased 3 percent to $7.1 billion.
•Total non-interest expense decreased 7 percent to $3.7 billion:
◦11 percent decrease in marketing.
◦6 percent decrease in operating expenses.

Capital One First Quarter 2021 Earnings

•Pre-provision earnings increased 1 percent to $3.4 billion(1).
•Provision for credit losses decreased $1.1 billion to $(823) million:
◦Net charge-offs of $740 million.
◦$1.6 billion loan reserve release.
•Net interest margin of 5.99 percent, an decrease of 6 basis points.
•Efficiency ratio of 52.58 percent.
•Operating efficiency ratio of 45.54 percent.
First Quarter 2021 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 14.6 percent at March 31, 2021.
•Period-end loans held for investment in the quarter decreased $8.5 billion, or 3 percent, to $243.1 billion.
◦Credit Card period-end loans decreased $7.8 billion, or 7 percent, to $99.1 billion.
•Domestic Card period-end loans decreased $7.4 billion, or 8 percent, to $91.1 billion.
◦Consumer Banking period-end loans increased $1.3 billion, or 2 percent, to $70.2 billion.
•Auto period-end loans increased $1.3 billion, or 2 percent, to $67.1 billion.
◦Commercial Banking period-end loans decreased $2.0 billion, or 3 percent, to $73.8 billion.
•Average loans held for investment in the quarter decreased $3.8 billion, or 2 percent, to $243.9 billion.
◦Credit Card average loans decreased $3.0 billion, or 3 percent, to $100.5 billion.
•Domestic Card average loans decreased $2.9 billion, or 3 percent, to $92.6 billion.
◦Consumer Banking average loans increased $426 million, or 1 percent, to $69.2 billion.
•Auto average loans increased $595 million, or 1 percent, to $66.2 billion.
◦Commercial Banking average loans decreased $1.2 billion, or 2 percent, to $74.2 billion.
•Period-end total deposits increased $4.9 billion, or 2 percent, to $310.3 billion, while average deposits increased $543 million, or less than 1 percent, to $305.1 billion.
•Interest-bearing deposits rate paid decreased 12 basis points to 0.39 percent.
(1)Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period. Management believes that this financial metric is useful in enabling investors and others to assess the Company’s ability to generate income to cover credit losses through a credit cycle, which can vary significantly between periods.

Capital One First Quarter 2021 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 27, 2021 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 11, 2021 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2020.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $310.3 billion in deposits and $425.2 billion in total assets as of March 31, 2021. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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